Exhibit 2.2

FIRST AMENDMENT TO SALE CONTRACT

THIS FIRST AMENDMENT TO SALE CONTRACT (this “Amendment”) is made and entered into as of this 8th day of January, 2015 between SMC-UNITED INDUSTRIAL LIMITED PARTNERSHIP, a District of Columbia limited partnership (“Seller”), and TERRENO REALTY LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

A. Seller and Buyer are parties to that certain Sale Contract dated of December 6, 2014 (the “Purchase Agreement”).

B. Seller and Buyer desire to modify the Purchase Agreement in accordance with the terms more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Feasibility Period. The first sentence of Section 6(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“If, on or prior to 5:00 p.m. ET on January 16, 2015 (the period between the Effective Date and 5:00 p.m. ET on January 16, 2015, the “Feasibility Period”), Buyer gives Seller written notification (the “Termination Notice”) that Buyer elects not to consummate the purchase of the Property, then this Contract shall terminate, the Earnest Money and the interest thereon shall be returned to Buyer, and, except as otherwise provided in the last sentence of each of Section 6(a) and Section 6(b) and in Section 19, neither party shall have any further liability to the other under this Contract.”

3. Closing Date. The first sentence of Section 4(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

On January 29, 2015 (the “Closing Date”), Seller and Buyer are required and agree to make full settlement in accordance with the provisions of this Contract.

4. Conditions Precedent. Section 11 of the Purchase Agreement is hereby amended to add the following as Section 11(a)(v) immediately following Section 11(a)(iv):

(v) Lien Waivers. Seller shall (x) have delivered to Buyer executed final lien waivers, releases or other reasonably satisfactory evidence of payment (“Evidence of Payment”) with respect to all sums due for work, labor or services performed, or materials, supplies or equipment furnished, in connection with tenant improvements currently being constructed in accordance with the Lease with the The Supreme Court of the United States, as tenant, at 3035 V Street, NE, Washington, DC 20018 (the “TI Costs”) or (y) to the extent that Seller has not delivered to Buyer Evidence of Payment for any portion of the TI Costs, place in escrow with the Escrow Agent an amount equal to the amount of the TI Costs for which Seller has not delivered to Buyer Evidence of Payment. A copy of the “Order for Supplies or Services” detailing the applicable tenant improvements and the amount of the TI Costs is attached hereto as Schedule 11(a)(vi).

5. Asbestos Remediation. The following provision shall be added to the Purchase Agreement as Section 7(e):

(e) Seller shall enter into a contract (the “Asbestos Remediation Contract”) with a licensed asbestos abatement contractor to remove from the Property all asbestos containing materials that are identified in (i) that certain Limited Asbestos Inspection/Sampling Report from HP Environmental Incorporated dated December 28, 2014, and (ii) that certain Limited Asbestos Inspection/Sampling Report from HP Environmental Incorporated dated January 2, 2015, which reports are attached hereto as Schedule 7(e). Seller will endeavor to cause the work described in the Asbestos Remediation Contract (the “Work”) to be completed on or prior to the Closing Date. If the Work is not completed on or prior to the Closing Date, Seller will provide Buyer with a credit at Closing for the unpaid amount of the Work under the Asbestos Remediation Contract and assign the Asbestos Remediation Contract to Buyer.

6. Schedules. The Purchase Agreement is hereby modified to add Schedule 7(e) and Schedule 11(a)(v) thereto.

7. Full Force and Effect. Those provisions of the Purchase Agreement which are not modified by this Amendment are hereby ratified and confirmed by the parties hereto and shall remain in full force and effect, subject to the terms of this Amendment.

8. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. To facilitate execution of this Amendment, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER:

SMC-United Industrial Limited Partnership, a District of Columbia limited partnership

By:	/s/ Martin K. Alloy
Martin K. Alloy, its general partner

By:	/s/ Faramarz Fardshisheh
Faramarz Fardshisheh, its general partner

By:	SMC-V Street Limited Partnership,
a District of Columbia limited partnership, its general partner

	By:	Stanley Martin Commercial of D.C., Inc.,
a District of Columbia corporation
General Partner

		By:	/s/ Faramarz Fardshisheh
Faramarz Fardshisheh
President

BUYER:

TERRENO REALTY LLC, a Delaware limited liability company

By:	Terreno Realty Corporation,
a Maryland corporation its manager

	By:	/s/ Gregory N. Spencer
Gregory N. Spencer
Vice President